Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2009, with respect to the consolidated financial statements and internal control over financial reporting of Vignette Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in Amendment No. 1 to the Registration Statement. We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

June 17, 2009